Press Release
Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.com

First Business Announces an Increase in its Quarterly Dividend
MADISON, WI –January 27, 2017 – First Business Financial Services, Inc. (“First Business”) (NASDAQ: FBIZ) announced its board of directors has declared a quarterly cash dividend on its common stock of $0.13 per share which is equivalent to a dividend yield of 2.13% based on Thursday’s market close price of $24.36. The quarterly dividend at this amount represents an 8.3% increase over the quarterly dividend declared in October 2016. On an annualized basis, the 2017 dividend amount is $0.52 per share, or a payout ratio of 28% based on fourth quarter 2016 earnings. This regular cash dividend is payable on February 24, 2017 to shareholders of record at the close of business on February 10, 2017.

Corey Chambas, President and Chief Executive Officer commented, “We are pleased to announce an increase in our quarterly dividend to $0.13 reflecting our commitment to increasing shareholder value. We believe our earnings and capital position give us the ability to increase dividends and provide a meaningful return to our shareholders while carrying out our strategic growth initiatives.”

About First Business Financial Services, Inc.
First Business Financial Services is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2015 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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